EXHIBIT 23.2

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
KANA Software, Inc.(formerly Kana Communications, Inc.)

We consent to incorporation by reference in the registration statements (Nos. 333-32460, 333-93591, 333-92159, 333-87505, 333-64552, 333-59842, 333-55822, and 333-35730) on Form S-8 and (Nos. 333-40338, 333-42522, 333-77068, 333-68342 and 333-46624 ) on Form S-3 of KANA Software, Inc. and subsidiaries (formerly Kana Communications, Inc.) of our reports dated January 20, 2000, relating to the consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows of KANA Software, Inc. for the year ended December 31, 1999, and the related financial statement schedule, which reports appear in the December 31, 2001, annual report on Form 10-K of KANA Software, Inc.

/s/ KPMG LLP

Mountain View, California
March 28, 2002